EXHIBIT 99.1

     ElkCorp Updates Outlook for the First Fiscal Quarter of 2005;
      Reaffirms Guidance of $2.00 to $2.05 per Diluted Share for
                           Fiscal Year 2005

    DALLAS--(BUSINESS WIRE)--Oct. 1, 2004--ElkCorp (NYSE:ELK) announced today it expects earnings for the first quarter of fiscal 2005 to be in the range of $0.31 to $0.32, compared to $0.43 to $0.46 per diluted share provided on August 10. However, based on the continued strength of the business and the potential long-term demand generated by the rebuilding of the hurricane affected areas, the company is reaffirming its earnings guidance of $2.00 to $2.05 per diluted share for the full fiscal year.
    The lowered projections for the quarter are due to continued competitive pricing pressure, a delay in an Ortloff licensing fee, recycling of composite inventories and the impact of the hurricanes on the Southeast and Gulf Coast regions. During the quarter the company was unable to realize as much of its August price increase as projected, particularly in the markets affected by storms in the prior year. A production interruption in the nonwoven mat line was experienced due to substandard raw materials which resulted in an equipment malfunction. The company believes that a portion of the costs associated with this interruption could be reimbursable from the raw material manufacturer during fiscal 2005. In composite lumber business, old inventory was recycled because it was not consistent with the current formula. These factors, in addition to the hurricanes that affected the Southeast and Gulf Coast regions, had a negative impact on the earnings for the quarter; however, the company anticipates the significant shingle demand in hurricane affected areas to compensate for the projected decline in first quarter earnings.
    "We anticipated the first quarter would be challenging; however, it proved to be even more difficult with an overall weaker market that affected pricing. This was compounded by the negative impact of the four hurricanes affecting the Southeast, which is the third largest laminated roofing market, and much of the East Coast," said Thomas Karol, chairman and chief executive officer of ElkCorp. "Our original forecast also assumed stronger sales in the regions that were affected by storms in the prior year and did not include hurricane related downtime and lower production levels experienced at our Tuscaloosa and Myerstown facilities. We were fortunate that our plants located in the regions impacted by Hurricane Ivan sustained no damage; however, we did experience downtime at the Tuscaloosa facility and a production slowdown in Myerstown due to the significant rainfall associated with the storm. Beginning in the December quarter, we anticipate overall market demand to improve as a result of the additional product needed in hurricane affected areas, which should also result in reducing the current pricing pressure."
    Mr. Karol continued, "We believe the goals we have set for the year are attainable and the decline in our earnings for the first quarter will be offset by storm driven sales and other upside initiatives during the year. Therefore, we are still projecting our earnings per share for fiscal 2005 to be in the range of $2.00 to $2.05 per diluted share."

    About ElkCorp

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (ELK). See www.elkcorp.com for more information.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2003, and subsequent Forms 8-K and 10-Q.
    At ElkCorp's sole discretion, it may publicly disclose its estimates, projections or other guidance relating to the company's future earnings, performance or operations. If and when provided, such guidance constitutes forward-looking statements as described above and will speak only as of the date made. ElkCorp undertakes no obligation to update any guidance.

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472